Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-1 of Faraday Future Intelligent Electric Inc. of our report dated May 28, 2024, related to the consolidated financial statements of Faraday Future Intelligent Electric Inc. as of and for the year ended December 31, 2023, which appears in the Annual Report on Form 10-K of Faraday Future Intelligent Electric Inc. for the year ended December 31, 2024. Our report includes an explanatory paragraph regarding the existence of substantial doubt about the Company's ability to continue as a going concern. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Mazars USA LLP

New York, NY

February 6, 2026